PRESS RELEASE

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FOR IMMEDIATE RELEASE

CONTACT:
Jackie Barry                        Karen Berardino
(508) 389-3298                      (978) 725-1240


RHODE ISLAND PUBLIC UTILITIES COMMISSION VOTES TO APPROVE
NEES/EUA MERGER RATE SETTLEMENT

     PROVIDENCE, RI, March 14, 2000 - The Rhode Island Public Utilities Commission voted today to approve the proposed rate consolidation settlement filed by The Narragansett Electric Company, a subsidiary of New England Electric System (NEES) (NYSE:NES); and Blackstone Valley Electric Company and Newport Electric Corporation, subsidiaries of Eastern Utilities Associates (EUA) (NYSE:EUA), according to NEES President and Chief Executive Officer Rick Sergel.

     The Rhode Island Attorney General, the Division of Public
Utilities and Carriers, and The Energy Council of Rhode Island are also signatories to the settlement.

     "We are pleased that the Commissioners have approved the rate settlement," Sergel said. "We now look forward to obtaining the remaining approvals required from Massachusetts regulators and the U.S. Securities and Exchange Commission to complete the NEES/EUA merger so we can begin delivering its benefits to our customers."

     The Rhode Island Division of Public Utilities and Carriers approved the merger of the Rhode Island operating subsidiaries of NEES and EUA on February 25.

     The settlement includes: provisions to lower distribution rates and freeze them for five years, a performance-based plan that allows customers and the company to share in the savings created by the merger, expansion of low-income rate eligibility to include any customer who qualifies for the federal government's Low Income Home Energy Assistance Program, and standards to ensure that strong service quality and reliability are maintained.

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     The settlement will be implemented after the merger closes, and when the company's metering and billing systems are ready.

     In December, 1998, NEES announced that it will merge with The National Grid Group plc (National Grid) (LSE, NYSE: NGG), based in Coventry, England. Upon completion of that merger, NEES will become a wholly owned subsidiary of National Grid. The NEES/EUA merger is not contingent upon the NEES/National Grid merger closing.

     Both NEES, headquartered in Westborough, Mass., and EUA, based in West Bridgewater, Mass., are public-utility holding companies.